Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM
S-3
(Form Type)
REPAY HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Class A Common stock, $0.001 par value per share	Rule 457(i)	9,166,652 (1)	$1.00 (2)	(2)	(2)	(2)	S-3ASR	333-266158	July 15, 2022	(2)

	Total Offering Amounts					—		$0

	Total Fees Previously Paid					—		$0

	Total Fee Offsets					—		—

	Net Fee Due							$0
(1) Includes the maximum amount of shares of Class A common stock issuable upon conversion of $220 million aggregate amount of the Notes. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions
(2) Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the 9,166,652 shares of Class A common stock issuable upon conversion of the $220,000,000 aggregate principal amount of Notes registered on Form
S-3ASR
(333-266158)
because no additional consideration will be received in connection with the exercise of the conversion privilege.